NEWS FOR IMMEDIATE RELEASE

Head Office:
Venture Way
Priorswood Industrial Estate
Taunton, Somerset, TA2 8DE U.K.
Telephone: 441.823.331081
Facsimile: 441.823.323382

North American
Representative Office:
595 Howe Street, Suite 504
Vancouver, BC V6C 2T5 Canada
Telephone: 604.689.1515
Facsimile: 604.687.8678

CUSIP #: 823222104

SHEP RESPONDS TO MEDIA REPORTS CONCERNING
LINES OVERSEAS MANAGEMENT

VANCOUVER, BC - June 16, 2004 - SHEP TECHNOLOGIES INC., (OTCBB: STLOF) ("SHEP" or the "Company"), is aware of an ongoing SEC investigation into matters involving Lines Overseas Management ("LOM"), its principals and certain of its clients. Media have recently reported the filing of a complaint by the SEC containing allegations that link LOM with trading activity involving several companies, including SHEP Technologies Inc.

SHEP finds the alleged misconduct by these parties to be extremely troublesome. The Company, its officers and directors categorically deny any knowledge of or involvement with the purported misconduct. The Company will closely monitor developments and take action as appropriate.

Our public filings have disclosed that we received requests for information from the SEC in connection with an order of investigation regarding an unrelated public company with certain shareholders in common with us. The inquiry was accompanied by a statement from the SEC that there should be no inference from the inquiry that any wrongdoing or violation of federal securities laws by the Company has occurred. We believe that we have fully complied with the SEC's requests for information and intend to fully cooperate in the future with the SEC's activities in this matter.

We are totally committed to the development and commercialization of our Stored Hydraulic Energy Propulsion system and the completion of our third-generation prototype in the fall of this year. We have gone to great lengths to provide full, true and plain disclosure to the public and we have co-operated fully and promptly with requests for information from any and all regulatory authorities.

ON BEHALF OF THE BOARD OF DIRECTORS

\s\ Malcolm P. Burke

Malcolm P. Burke, President and Chief Executive Officer

For further information, visit www.shepinc.com or contact:

SHEP Technologies Inc.
Mike Marrandino, Investor Relations and Corporate Communications
Phone: 1-877-689-1515 or 604-689-1515 (x 111)

Email: investor@shepinc.com